                                                                   Exhibit 4.4.3
                                                                   -------------

  THIRD AMENDMENT TO CREDIT AGREEMENT AND LOAN DOCUMENTS AND WAIVER OF DEFAULTS
  -----------------------------------------------------------------------------

         This Third Amendment to Credit Agreement and Loan Documents and Waiver of Defaults (this "Agreement") is entered into as of January 25, 2002 by and between COMERICA BANK - CALIFORNIA, successor in interest to Imperial Bank, a California banking corporation, ("Bank") and SYNBIOTICS CORPORATION, a California corporation, ("Borrower"). This Agreement is made with reference to the following facts:

                                    RECITALS
                                    --------

         A. Borrower is currently indebted to Bank pursuant to the Loan Documents (as defined below). Borrower acknowledges that it is in default under the Loan Documents as set forth in Section I.C. below, and Borrower desires, inter alia, that Bank restructure Borrower's payment obligations and waive the
----- ----
specified defaults in exchange for certain financial accommodations to be provided to Borrower by Redwood West Coast, LLC ("Redwood") (as defined below).

         B. Bank is willing to waive such defaults and restructure Borrower's payment obligations only to the degree set forth herein, and only in accordance with the terms and conditions set forth in this Agreement.

         C. THIS AGREEMENT ADDRESSES THE DEBTS AND/OR OBLIGATIONS OF BORROWER TO BANK WHICH ARE FULLY DESCRIBED HEREIN. THIS AGREEMENT DOES NOT PERTAIN TO ANY OTHER INDEBTEDNESS AND/OR OBLIGATIONS OF BORROWER (OR ANY OTHER PARTIES) TO BANK NOT SPECIFICALLY ADDRESSED IN THIS AGREEMENT. ALL TERMS AND PROVISIONS OF ANY AGREEMENTS BETWEEN BORROWER AND BANK INCLUDING, BUT NOT LIMITED TO, THE LOAN DOCUMENTS, NOT SPECIFICALLY MODIFIED HEREIN, SHALL REMAIN IN FULL FORCE AND EFFECT IN ACCORDANCE WITH THEIR ORIGINAL TERMS.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of (i) the above recitals and the mutual promises contained in this Agreement; (ii) the execution of this Agreement and all documents, instruments and agreements required to be executed in accordance with this Agreement; (iii) the satisfaction of all Conditions Precedent set forth in Section VIII. below; and (iv) other and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

         I.  Acknowledgment Of The Existing Indebtedness And The Loan Documents.
             ------------------------------------------------------------------

         A.  The Credit Agreement and Other Loan Documents.
             ---------------------------------------------

             1. On or about April 12, 2000, Borrower and Bank entered into that certain Credit Agreement (as amended, restated, modified, supplemented or revised from time to time, the "Credit Agreement"), pursuant to which Borrower promised to pay Bank the principal amount of up to Ten Million Dollars ($10,000,000.00), together with interest on the funds disbursed thereunder at the rate provided for in the promissory notes described below. The Credit Agreement was amended pursuant to a First Amendment to Credit Agreement dated as of April 18, 2000 ("First Amendment"), and by a Second Amendment to Credit Agreement dated as of November 14, 2000 ("Second Amendment").

                2. Pursuant to the Credit Agreement, Borrower executed and delivered to Bank a (a) Promissory Note in the principal amount of Six Million Dollars ($6,000,000.00) (as amended, restated, modified, supplemented or revised from time to time, the "Term Note") and a (b) Revolving Note in the principal amount of Four Million Dollars ($4,000,000.00) (as amended, restated, modified, supplemented or revised from time to time, the "Revolving Note"). Pursuant to the Second Amendment, Borrower executed and delivered to Bank a new Term
         Note in the principal amount of Six Million Three Hundred Thousand Dollars ($6,300,000.00) (The Term Note and Revolving Note, as amended, restated, modified, supplemented or revised from time to time, are referred to herein collectively as the "Notes").

                3. Also pursuant to the Credit Agreement: (a) Borrower executed and delivered to Bank: (i) that certain Commercial Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the "Commercial Security Agreement"); (ii) that certain Commercial Pledge and Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the "Commercial Pledge Agreement"); (iii) that certain Patent Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the "Patent Security Agreement"); and (iv) that certain Trademark Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the "Trademark Security Agreement"); and (b) W3Commerce LLC, a Delaware limited liability company, executed and delivered to Bank a Commercial Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the "W3C Commercial Security Agreement"). The Credit Agreement, Commercial Security Agreement, Commercial Pledge Agreement, Patent Security Agreement, Trademark Security Agreement and W3C Commercial Security Agreement each grant Bank a valid, perfected, first priority security interest in the property described therein as collateral (the "Collateral") securing the Borrower's obligations to Bank under the Loan Documents.

                4. On or about April 12, 2000, Borrower executed and delivered to Bank two form UCC-1 financing statements. Bank filed the financing statements with the office of the Secretary of State of California. Bank has filed the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office.

                5. Borrower has delivered to Bank a warrant to purchase stock dated December 1, 2000 granting to Bank stock warrants in Borrower for a total of 250,000 shares of Borrower's Common Stock, on terms and conditions more fully set forth therein.

                6. The documents referenced above and all documents, security agreements and written amendments, notes and so forth related thereto are hereinafter collectively referred to as "Loan Documents." Upon execution and delivery of the Amended Promissory Note (defined below), it shall be deemed one of the Loan Documents. All capitalized terms not defined herein shall have the meaning described in the Loan Documents.

              7. The Borrower acknowledges that the Loan Documents constitute duly authorized, valid, binding, fully perfected and continuing agreements and obligations of Borrower to Bank, enforceable in accordance with their respective terms; and that Borrower has no claims, cross-claims, counterclaims, setoffs or defenses of any kind or nature which would in any way reduce or offset its obligations to Bank under the Loan Documents as of the date of this Agreement.

         B.   Existing Indebtedness. Borrower acknowledges and agrees that the
              ---------------------
current outstanding principal balance owed to Bank under the Loan Documents is Seven Million One Hundred and Thirty-two Thousand Dollars ($7,132,000.00) (the "Existing Principal Amount"). The amount owed under the Loan Documents includes the Existing Principal Amount, plus interest accrued thereon from December 31, 2001 to January 25, 2002 in the amount of Thirty-Four Thousand Four Hundred Seventy-One and 33/100s Dollars ($34,471.33), together with the Bank's costs, expenses and reasonable attorneys' fees (collectively, the "Existing Indebtedness"). The Existing Principal Amount shall be evidenced by the Amended Promissory Note (defined below). All attorneys' fees and costs incurred by Bank through and including January 25, 2002, in an amount not exceeding One Hundred Sixty Thousand Dollars ($160,000.00), and all interest accrued to January 25, 2002, shall be paid by Borrower upon execution of this Agreement.

         C.   Defaults Under Credit Agreement and Other Loan Documents;
              ---------------------------------------------------------
Remedies.
--------
Borrower acknowledges and agrees that Borrower is in default under the terms and conditions of the Loan Documents in that, inter alia, Borrower failed to:
                                          ----- ----
maintain compliance with financial covenants and to eliminate over advances (collectively, the "Defaults"). Borrower acknowledges and agrees that but for this Agreement, the Bank is fully entitled to exercise all of its rights and remedies under the Loan Documents, including but not limited to foreclosing on its Collateral. Borrower has no defense at law or equity, including the right of setoff, to the Bank's claims for repayment of the Existing Indebtedness.

         II.  Limited Scope of Agreement. Nothing contained in this Agreement
              --------------------------
shall be interpreted as or be deemed a release or a waiver by Bank of any of the terms and conditions of the Loan Documents, or any other documents, instruments and agreements between the parties hereto except as specifically provided in this Agreement. Unless specifically modified herein, all other terms and provisions of the Loan Documents shall remain in full force and effect in accordance with their original terms, and are hereby ratified and confirmed in all respects. This Agreement does not constitute a waiver or release by Bank of any obligations between Borrower and Bank, or a waiver by Bank of any defaults by Borrower under the Loan Documents, unless expressly so provided herein, nor between Bank and any other person or entity. The Bank has no duty to advance any funds under the Loan Documents.

         III. Waiver of Defaults.  Subject to, and effective upon, satisfaction
              ------------------
of the Conditions Precedent set forth in section VIII. hereof:

         A. Bank hereby waives all past defaults, including without limitation those described in Section I.C. of this Agreement.

         B. Borrower acknowledges and agrees that Bank's waiver of Defaults set forth immediately above concerns only Borrower's Defaults identified in
Section I.C. hereof as existing as of the date of execution of this Agreement ("Existing Defaults"), but not as to any defaults which may arise in the future, or which are unknown to Bank, or which are not specified in Section I.C. hereof.

         IV.  Amendments to Credit Agreement and Other Loan Documents. Subject
              -------------------------------------------------------
to, and effective upon, satisfaction of the Conditions Precedent set forth in section VIII. hereof:

         A. Section 1.01 of the Credit Agreement specifying the Term Loan Commitment is deleted and replaced with the following:

              1.01  Term Loan Commitment.

              (a) Subject to the terms and conditions of this Agreement, Borrower's Existing Indebtedness shall be consolidated into, and evidenced by, an amended and restated Promissory Note in the form attached hereto as Exhibit A (the "Amended Promissory Note"). The principal amount of the Amended Promissory Note shall be equal to the Existing Principal Amount. The interest rate, maturity date and other terms of the Term Loan are set forth in the Amended Promissory Note.

              (b) Notwithstanding the foregoing, Borrower shall make the following principal reduction in addition to the principal payments specified in the Amended Promissory Note: Borrower shall pay an additional principal payment equal to one-half (50%) of the amount by which Borrower's EBITDA for the year 2002 exceeds the sum of Four Million Dollars ($4,000,000.00). Such additional principal payment shall be made by the earlier of March 31, 2003 or the date Borrower files its audited financial statements with the United States Securities and Exchange Commission. For purposes of this provision, "EBITDA" shall be calculated without inclusion of gains or losses occurring upon the sale of assets outside the ordinary course of business.

         B. Section 1.02 of the Credit Agreement specifying the Asset Based Line of Credit Commitment is hereby deleted in its entirety.

         C. Section 1.07 of the Credit Agreement concerning Applicable Margin is hereby deleted in its entirety and replaced with the following:

              1.07 Financing Statements. Borrower hereby authorizes Bank to execute and file any financing statement Bank deems reasonably necessary for the perfection and/or preservation of Bank's security interests in the Collateral.

         D.   Sections 4.05(i), 4.06, 4.07, 4.08 and 4.09 of the Credit
Agreement concerning certain reporting requirements and financial covenants are hereby deleted in their entirety.

         E. Section 4.16 of the Credit Agreement concerning asset sales is amended by deleting the final sentence and replacing it with the following:

         Bank shall apply such net cash proceeds first toward the remaining principal reductions due under the Amended Promissory Note in inverse order of maturity; provided, however, that upon the occurrence of an Event of Default, Bank shall have the right to apply such net cash proceeds in its sole and absolute discretion.

         F. Section 5.05 of the Credit Agreement is amended by adding the following to the existing text:

         Notwithstanding the foregoing, nothing in this Agreement shall prohibit, restrict or otherwise limit Borrower's right to issue Two Thousand Eight Hundred (2,800) shares of preferred stock to Redwood in exchange for cash consideration not less than Two Million Eight Hundred Thousand Dollars ($2,800,000.00).

         G. Section 5.06 of the Credit Agreement is amended by deleting "One Million Dollars ($1,000,000)" and inserting in lieu thereof "Five Hundred Thousand Dollars ($500,000.00)".

         H. Section 5.08 of the Credit Agreement is amended by adding the following to the existing text:

         Notwithstanding the foregoing, nothing in this Agreement shall prohibit Borrower from paying dividends on preferred stock held by Redwood; provided, however, that no such dividends shall be paid while there is an Event of Default under this Agreement or any condition, act or event which, with the passage of time or the giving of notice or both would constitute an Event of Default under this Agreement; and further provided, however, that the maximum amount of such dividends that may be paid in any calendar quarter shall not exceed the sum of $240,000.00.

         I. Section 7.11 of the Credit Agreement concerning the reference procedure is deleted in its entirety.

         J. All references in the Loan Documents to the "Note" or the "Promissory Note" (singular or plural), other than such references in this Agreement, shall include the Amended Promissory Note. All references in the Loan Documents to the "Loan Documents" shall mean the Loan Documents including this Agreement and the Amended Promissory Note. All references in the Loan Documents to the "Related Documents" shall mean the Related Documents including this Agreement and the Amended Promissory Note. All references in the Loan Documents to the "Indebtedness" shall include the indebtedness owing under the Amended Promissory Note.

         V.   Other Covenants.
              ----------------

         A. Borrower shall not make any payments or transfer any consideration to Redwood or any affiliate of Redwood not authorized by this Agreement or consented to by Bank, in writing, in its sole and absolute discretion.

         B. Borrower shall not make any payments or transfer any consideration to any affiliate of Redwood unless such affiliate has consented to this Agreement in the form attached hereto as Exhibit B.

         C. Subject to the foregoing, Borrower may pay Redwood and/or its affiliates fees for management services in a total amount not exceeding $15,000.00 (collectively) per month, or such greater amount as Bank shall agree in writing, in its sole and absolute discretion; provided, however, Borrower shall not pay any amounts to Redwood and/or its affiliates for management services while there is an Event of Default under this Agreement or any condition, act or event which, with the passage of time or the giving of notice or both would constitute an Event of Default under this Agreement.

         D. Borrower hereby authorizes Bank to collect all amounts due Bank under any of the Loan Documents by charging Borrower's accounts at Bank.

         E. Borrower shall provide to Bank all documents, instruments and agreements that Bank may reasonably request.

         VI.   Reimbursement of Bank's Fees and Costs. Contemporaneous with the
               --------------------------------------
execution of this Agreement, Borrower shall pay Bank a loan documentation fee of Two Thousand Five Hundred Dollars ($2,500.00). The loan documentation fee shall not be applied to or reduce the Existing Indebtedness or the Amended Promissory Note, or be credited to Bank's attorneys' fees and costs. The obligation specified in this paragraph shall not in any way be construed as a warranty or representation that Bank's attorneys' fees and other costs incurred in preparing this Agreement and related documentation did not exceed or approximate Two Thousand Five Hundred Dollars ($2,500.00).

         VII.  Affirmative Covenants.
               ---------------------

         A. In addition to any covenants, which exist in the Loan Documents, Borrower shall immediately give written notice to Bank in reasonable detail of:

               1. Any change in the name of Borrower, or any company or partnership in which Borrower is a principal or retains a majority interest. Borrower shall give Bank thirty days prior written notification of any such change;

               2. Any change in the state of Borrower's incorporation, or relocation of Borrower's chief executive office. Borrower shall give Bank thirty days prior written notification of any such change or relocation;

               3. Any change in the present location of the Collateral referred to herein;

               4.  The occurrence of any Event of Default (as defined in Section
               XI. below), or any condition, event or act which, with the giving of notice or the passage of time or both, would constitute an Event of Default under this Agreement;

               5. Any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or other cause affecting the Collateral in excess of an aggregate sum of $100,000.00; and

               6. Any litigation initiated by or against Borrower for an amount in excess of $50,000.00.

         B. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

         VIII. Conditions Precedent.  This Agreement shall not be binding upon
               --------------------
Bank (including Bank's waiver of defaults and the restructuring of Borrower's payment obligations) unless and until each of the following conditions precedent ("Conditions Precedent") are met, or are waived in writing by Bank:

         A. Borrower shall have timely complied with and performed all of the acts and/or conditions specifically identified as conditions precedent in this Agreement;

         B. Redwood shall have purchased preferred shares from Borrower with a cash capital contribution of not less than Two Million Eight Hundred Thousand Dollars ($2,800,000.00) which funds shall be in Borrower's accounts at Bank;

         C. Borrower shall have paid all interest accrued under the Loan Documents as of the date hereof;

         D. Borrower shall have duly executed and delivered to Bank the Amended Promissory Note in the form attached hereto as Exhibit A;

         E. Borrower shall have paid Bank, in good and immediately available funds, all attorneys' fees and costs incurred by Bank through and including January 25, 2002, which Bank and Borrower hereby agree shall not exceed One Hundred Sixty Thousand Dollars ($160,000.00);

         F.   Borrower shall have paid Bank the amount required under Section
VI. above;

         G. Redwood shall have duly executed and delivered to Bank a consent in the form attached hereto as Exhibit B;

         H. Bank shall have received such other documents, instruments and agreements, and obtained all necessary internal approvals as Bank shall have requested prior to execution of this Agreement; and

         I. Borrower shall have executed and delivered to Bank certified copies of corporate resolutions authorizing the execution of this Agreement, certificates of incumbency, good standing, and such other matters as Bank in its sole and absolute discretion may require.

         IX.  Release of Claims.
              -----------------

         As additional consideration for Bank to enter into this Agreement, Borrower, for itself, its executors, administrators, general partners, limited partners, employees, representatives, shareholders, predecessors, subsidiaries and/or affiliates, parents, heirs, trustees, trustors, beneficiaries, successors-in-interest, transferees, assigns, officers, directors, managers, servants, employees, insurers, trustors, trustees, underwriters, successors, attorneys, and agents, now and in the future, and all persons acting by, through, under or in concert with Borrower, hereby releases and discharges Bank, and Bank's past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, officers, parents, partners, predecessors, representatives, parents shareholders, subsidiaries and successors, and each of them; and each of their respective administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, officers, parents, partners, predecessors, representatives, shareholders, subsidiaries and successors, and each of them; and all persons acting by, through, under or in concert with one or more of them, from any liabilities or claims arising out of, related to or in any way connected any acts or omissions of Bank relating in any way to the Loan Documents, this Agreement (except for matters relating to the performance of this Agreement following the date of its execution) and Borrower's financial relationship with Bank and its predecessors-in-interest from the beginning of time through and including the date of execution of this Agreement (collectively, "Released Matters").

         X.   Representations and Waivers Concerning Release Provisions.
              ---------------------------------------------------------

         Borrower understands and has been advised by its legal counsel of the provisions of Section 1542 of the California Civil Code, which provides as follows:

            A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Borrower understands and hereby waives the provisions of California Civil Code
Section 1542 and declares that it realizes it may have damages Borrower presently knows nothing about and that, as to them, Bank has been released pursuant to these release provisions. Borrower also declares that it understands that Bank would not agree to enter into this Agreement if the release provisions set forth above did not cover damages and their results which may not yet have manifested themselves or may be unknown to or not anticipated at the present time by Borrower.

         Borrower represents and warrants that Borrower is the owner of the claims hereby compromised and that Borrower has not heretofore assigned or transferred, nor purported to assign or transfer, to any person or entity ("Person") any of the Released Matters. Borrower further agrees to indemnify and hold harmless Bank from all liabilities, claims, demands, damages, costs, expenses, and attorneys' fees incurred by Bank as the result of any Person asserting any such assignment or transfer of any rights or claims.

         XI.  Events of Default. In addition to any other Events of Default set
              -----------------
forth in this Agreement or the Loan Documents, an "Event of Default" shall exist under this Agreement and under the Loan Documents if any one or more of the following events occur:

         A. All of the Conditions Precedent set forth in Section VIII. hereof are not fully satisfied or waived, each in Bank's sole and absolute discretion, on or before January 25, 2002; or

         B. Borrower shall fail to pay any payment as provided herein within five (5) days of its due date; or

         C. Any representation or warranty made under or in connection with this Agreement, or any certificate or statement furnished or made to Bank pursuant thereto, shall prove to be untrue or misleading in any material respect as of the date on which such representation or warranty is made; or

         D. Borrower shall take any action to the effect that, or make any claim that any Loan Document, including without limitation this Agreement, is/are not legal, valid, binding agreements enforceable against any party executing same; or attempt in any way to terminate or declare ineffective or inoperative the same; or shall in any way whatsoever cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

         E. A default, other than the Existing Defaults, shall occur in the performance of any material term, condition, covenant or agreement contained in the Loan Documents, in this Agreement, or in connection with any other obligation owing by Borrower to Bank; or

     F. Borrower shall do any of the following acts, or violate any other term or provision of this Agreement: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy court or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or take advantage of any bankruptcy or insolvency laws;
(v) file an answer admitting any of the material allegations of, or consent to, or default in answering a petition filed against it, in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any action for the purpose of effecting any of the foregoing; or

     G. Any of the following acts or events occur: (i) an order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Borrower; (ii) an order shall be entered by any court of competent jurisdiction or other competent authority appointing a receiver, custodian, trustee, intervenor or liquidator for Borrower as to all or substantially all of its assets, and such order, judgment or decree shall continue un-stayed and in effect for a period of sixty (60) days; or (iii) an involuntary petition seeking bankruptcy, reorganization or receivership shall be filed against Borrower which is not dismissed within sixty (60) days of the filing thereof; or (iv) an event of default under any of Borrower's obligations to the Bank; or

     H. Any change should occur which, in the opinion of Bank, has resulted or could result in a Material Adverse Change.

     XII. Remedies.
          --------

     A. If an Event of Default shall occur under this Agreement, any other Loan Document, or any other agreement referenced herein or executed in connection herewith, Bank may exercise, at its election, and without notice, demand, protest or presentment (which notice, demand, protest and presentment are expressly waived) in addition to all rights and remedies granted to it in the Loan Documents, any or all of the following (failure to specify any remedy herein shall not limit Bank's remedies, nor be deemed to create a conflict or contradiction with the Loan Documents):

          1. Bank may exercise all of its rights and remedies and may declare all amounts owed under the Loan Documents immediately due and payable;

          2. Bank may proceed to enforce the Loan Documents and this Agreement and exercise any or all of the rights and remedies afforded to Bank by the California Commercial Code, the California Civil Code, the California Code of Civil Procedure or otherwise possessed by Bank;

          3. Bank may, to the fullest extent permitted by law: (1) sell its Collateral or any interest therein at public or private sale for cash or upon credit and for immediate or future delivery and for such price and on such terms as Bank shall deem appropriate, and negotiate, endorse, assign, transfer and deliver to the purchaser or purchasers thereof (which may be Bank) the Collateral so sold, and each purchaser at any sale shall hold the property sold absolutely free from any claim or right on the part of Borrower (and Borrower hereby waives, to the extent permitted by law, all rights of redemption, stay and/or appraisal which Borrower now has or may at any time in the future have); and/or

      (2) obtain specific performance by Borrower of any covenant or undertaking of Borrower in the Loan Documents herein; and/or (3) without notice to Borrower, proceed by suit or suits at law or in equity to foreclose its security interest and sell its Collateral or any portion thereof pursuant to judgment or decree of a court, courts or referee having competent jurisdiction; and/or (4) without notice to Borrower, exercise any of its rights under, or foreclose its Collateral thereunder;

          4. Without regard to the adequacy of Bank's Collateral, or to the solvency of Borrower, Bank may institute legal proceedings for the appointment of a receiver or receivers with respect to any or all of its Collateral pending foreclosure hereunder or for the sale of any or all of its Collateral under the order of a court of competent jurisdiction or under other legal process;

          5. Either personally, or by means of a court-appointed receiver, Bank may enter onto the premises where its Collateral is located and take possession of all or any of its Collateral and exclude therefrom Borrower and all others claiming under Borrower, and perform any acts necessary or appropriate to care for, maintain, preserve and protect its Collateral. In the event Bank demands or attempts to take possession of its Collateral in the exercise of any rights hereunder, Borrower promises and agrees to turn over promptly and to deliver complete possession thereof to Bank;

          6. Without notice to or demand upon Borrower, Bank may make such payments and do such acts as Bank may deem necessary to protect its security interest in its Collateral including, without limitation, paying, purchasing, contesting or compromising any encumbrance, charge or lien which is prior to or superior to the security interests granted in the Loan Documents and, in exercising any such powers or authority, to pay all expenses incurred in connection therewith; and/or

          7. Enforce any of the rights and remedies available to it under the Loan Documents or this Agreement, or according to applicable law.

      B. All rights and remedies granted to Bank hereunder are cumulative, and Bank shall have the right to exercise any one or more of such rights and remedies alternatively, successively or concurrently as Bank may, in its sole and absolute discretion, deem advisable.

      XIII. Revival Clause; Solvency.
            ------------------------

      If the incurring of any debt or the payment of money or transfer of property made to Bank by or on behalf of Borrower should for any reason subsequently be declared to be "fraudulent" or "preferential" within the meaning of any state or federal law relating to creditor's rights, including, without limitation, fraudulent conveyances, preferences or otherwise voidable or recoverable payments of money or transfers of property, in whole or in part, for any reason (collectively, "Voidable Transfers") under the Bankruptcy Code or any other federal or state law, and Bank is required to repay or restore any such Voidable Transfer or the amount or any portion thereof, or upon the advice of its in-house counsel or outside counsel is advised to do so, then, as to such Voidable Transfer or the amount repaid or restored (including all reasonable costs, expenses and attorneys' fees of Bank related thereto), the liability of Borrower under the Credit Agreement and Loan Documents, and all of Bank's rights and remedies under the Credit

Agreement and Loan Documents, shall automatically be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made to the extent of any harm to Bank.

         Borrower represents and warrants that the execution, delivery and performance of this Agreement will not (i) render Borrower insolvent as that term is defined below; (ii) leave Borrower with remaining assets which constitute unreasonably small capital given the nature of Borrower's business; or (iii) result in the incurrence of Debts (as defined below) beyond Borrower's ability to pay them when and as they mature and become due and payable. For the purposes of this paragraph, "Insolvent" means that the present fair salable value of assets is less than the amount that will be required to pay the probable liability on existing Debts as they become absolute and matured. For the purposes of this paragraph, "Debts" includes any legal liability for indebtedness, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent. Borrower hereby acknowledges and warrants that it has derived or expects to derive a financial or other benefit or advantage from this Agreement.

         XIV. Notices.
              -------

         All notices required to or permitted to be given to Bank under this Agreement shall be addressed as follows:

              To:               Thomas G. Kinzel
                                Vice President
                                Comerica Bank - California
                                9920 South La Cienega Boulevard, Suite 623
                                Inglewood, CA 90301
                                Fax No. (310) 338-6160

              Copy:             Pillsbury Winthrop LLP
                                101 West Broadway, Suite 1800
                                San Diego, California 92101
                                Attn: Daniel C. Minteer, Esq.
                                Fax No. (619) 236-1995

         All notices required to or permitted to be given to Borrower under this Agreement shall be addressed as follows:

              To:           Mr. Paul A. Rosinack
                            President and Chief Executive Officer
                            Synbiotics Corporation
                            11011 Via Frontera
                            San Diego, CA 92127
                            Fax No.: (858) 451-5719

              Copy:         Brobeck, Phleger & Harrison LLP
                            12390 El Camino Real
                            San Diego, CA 92130
                            Attn: Hayden J. Trubitt, Esq.
                            Fax No.: (858) 720-2555

              Copy:         Mr. Christopher P. Hendy, Member
                            Redwood West Coast, LLC
                            9468 Montgomery Road
                            Cincinnati, OH 45242
                            Fax No.: (513) 984-8121

              Copy:         Keating, Muething & Klekamp PLL
                            1400 Provident Tower
                            One East Fourth Street
                            Cincinnati, OH 45202
                            Attn: Gary P. Kreider, Esq.
                            Fax No.: (513) 579-6457

         The above addresses may be changed effective upon receipt of a new address. Any notice required herein or permitted to be given shall be in writing and be personally served or sent by facsimile (upon confirmation of receipt) and overnight United States mail and shall be deemed given when sent or, if mailed, when deposited in the United States mail so long as it is properly addressed.

         XV.  Representations and Warranties. Borrower hereby represents and
              ------------------------------
warrants that:

         A.   Representations and Warranties. All Representations and Warranties
              ------------------------------
contained in the Credit Agreement are true and correct as of the date of this Agreement. Except for Events of Default waived in this Agreement, no Event of Default has occurred and/or is continuing.

         B.   Further Representations. No representation or warranty of Borrower
              -----------------------
contained in this Agreement or in any documents provided to Bank in connection herewith (including any financial statements and/or financial information) misstates any material fact or omits to state a material fact, the absence of which makes such representation, warranty or statement misleading.

         XVI. Authority. Each party hereto represents and warrants to each other
              ---------
party that (i) it has authority to execute this Agreement; (ii) the execution, delivery and performance of this Agreement does not require the consent or approval of any person, entity, governmental body, trust, trustor or other authority; (iii) this Agreement is a valid, binding and legal obligation of the undersigned enforceable in accordance with its terms, and does not contravene or conflict with any other agreement, indenture or undertaking to which any party hereto is a party; and (iv) each party hereto is the sole and lawful owner of all right, title, and interest in and to every claim and other matter which the party purports to settle or compromise herein.

     XVII.  Payment of Expenses. In the event any action (whether or not in a
            -------------------
court proceeding) shall be required to interpret, implement, modify, or enforce the terms and provisions of this Agreement, or to declare rights under same, the prevailing party in such action shall recover from the losing party all of its fees and costs, including, but not limited to, the reasonable attorneys' fees and costs (if applicable) of Bank's outside and in-house counsel.

     XVIII. Governing Law. This Agreement shall be construed and interpreted in
            -------------
accordance with and shall be governed by the laws of the state of California. The parties also hereby agree to submit to the jurisdiction of the California courts with respect to all matters relating to this Agreement.

     XIX.   Successors, Assigns. This Agreement shall be binding on and inure to
            -------------------
the benefit of all of the parties hereto, and upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and each of them. The terms and provisions of this Agreement are for the exclusive benefit of Borrower and Bank, and may not be transferred, assigned, pledged, set over or negotiated to any person or entity without the prior express written consent of Bank. Notwithstanding any other provisions contained herein, Bank may sell, transfer, negotiate, assign or grant participations in all or a portion of its rights in any of the Loan Documents, in this Agreement, to any person or entity without prior notice to Borrower, provided, however, that any such assignee shall be bound by the terms and provisions of the Loan Documents and this Agreement.

     XX.    Jury Trial Waiver
            -----------------

     BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     XXI.   Complete Agreement of Parties. This Agreement constitutes the entire
            -----------------------------
agreement between Bank and Borrower arising out of, related to or connected with the subject matter of this Agreement. Any supplements, modifications, waivers or terminations of this Agreement shall not be binding unless executed in writing by the parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provisions of this Agreement (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided. However, this Agreement does not alter or amend any provision of any of the Loan Documents except to the extent of the provisions expressly set forth herein.

     XXII.  Execution In Counterparts. This Agreement may be executed in any
            -------------------------
number of counterparts each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute but one and the same agreement.

     XXIII. Contradictory Terms/Severability. In the event that any term or
            --------------------------------
provision of this Agreement contradicts any term or provision of any other document, instrument or agreement between the parties including, but not limited to, any of the Loan Documents, the terms of this Agreement shall control. If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from all other provisions of this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected or impaired, and shall thereby remain in full force and effect.

     XXIV.  Headings. All headings contained herein are for convenience purposes
            --------
only, and shall not be considered when interpreting this Agreement.

     XXV.   Continuing Cooperation. The parties hereto shall cooperate with each
            ----------------------
other in carrying out the terms and intent of this Agreement, and shall execute such other documents, instruments and agreements as are reasonably required to effectuate the terms and intent of this Agreement.

     XXVI.  Consultation With Counsel. Each party hereto acknowledges that (i)
            -------------------------
it has been represented by counsel of its own choice at each stage in the negotiation of this Agreement; (ii) it has relied on such counsel's advice throughout all of the negotiations which preceded the execution of this Agreement, and in connection with the preparation and execution of this Agreement; (iii) such counsel has read this Agreement; (iv) such counsel has advised such party concerning the validity and effectiveness of this Agreement, and the transactions to be consummated in accordance therewith and/or each party has had the opportunity to consult with counsel and has voluntarily waived doing so; and (v) each party hereto is freely and voluntarily entering into this Agreement.

AGREED AND ACCEPTED:
-------------------

COMERICA BANK - CALIFORNIA,
a California banking corporation

By:   /s/ Thomas G. Kinzel                           Dated: January 25, 2002
      --------------------
      Thomas G. Kinzel
      Vice President

SYNBIOTICS CORPORATION,
a California corporation

By:   /s/ Paul A. Rosinack                           Dated: January 25, 2002
      --------------------
      Paul A. Rosinack
      President

                                    EXHIBIT A
                                    ---------

     Incorporated herein by reference to Exhibit 4.4.4 to this Current Report on Form 8-K.

                                    EXHIBIT B
                                    ---------

                                (Form of Consent)


                       Consent of Redwood West Coast, LLC
                       ----------------------------------

         REDWOOD WEST COAST, LLC ("Redwood") hereby consents to the execution and delivery of the foregoing Third Amendment to Credit Agreement and Loan Documents and Waiver of Defaults ("Agreement") dated as of January 25, 2002 by SYNBIOTICS CORPORATION ("Borrower") to and between COMERICA BANK - CALIFORNIA, successor in interest to Imperial Bank, a California banking corporation, ("Bank"). All capitalized terms not defined herein shall have the meaning attributed to them in the Agreement.

         Redwood acknowledges the amount and validity of Borrower's loan obligations to Bank as described in Sections I.A. and I.B. of the Agreement, and the existence, validity, perfection and priority of bank's liens in the Collateral as described in Section I.A.3. of the Agreement. Redwood acknowledges that Borrower is in default under the Loan Documents, subject to Bank's agreement to waive defaults upon the satisfaction or waiver of Conditions Precedent, as more fully specified in the Agreement.

         Redwood agrees that is rights to receive compensation for services, dividends and/or any other payment or consideration from Borrower are subject to the limitations set forth in Sections 5.08 of the Credit Agreement, as modified by the Agreement, and Sections V.A. and V.C. of the Agreement, and Redwood's agreements with the Borrower are deemed modified accordingly.

REDWOOD WEST COAST, LLC
a Delaware limited liability company

By:   __________________________________       Dated: January 25, 2002
      _____________________
      Its: ________________